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                                                                    EXHIBIT 99.1

                                                     [SIERRA ON-LINE LETTERHEAD]


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
INVESTOR CONTACT:          Michael A. Brochu                           Scott Lynch
                           President and Chief Operating Officer       Director, Investor Relations
                           (206) 649-9800                              (206) 649-9800 ext.5295

PRESS CONTACT:             Kathy Gilmore
                           Director, Corporate Communications
                           (206) 649-9800 ext.5296
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FOR IMMEDIATE RELEASE

            SIERRA ON-LINE, INC. ACQUIRES PAPYRUS DESIGN GROUP, INC.

Bellevue, WA (November 30, 1995) - Sierra On-Line, Inc. (NASDAQ: SIER), a leading worldwide developer of interactive multimedia software, announced today that it has acquired Papyrus Design Group, Inc., developers of hit titles such as NASCAR Racing and Indy Car Racing.

Papyrus, with almost $13,000,000 in twelve months trailing revenues, was issued
1.4 million shares of Sierra stock in consummation of the transaction.

Papyrus has established themselves as the worldwide leader in the racing simulation market. NASCAR Racing released in October 1994, has sold over 350,000 units to date and was the sixth best selling entertainment software title during the month of September according to PC Data. For the 1995 Christmas season, Papyrus recently released Indy Car Racing II, the sequel to the popular Indy Car Racing originally released in 1993. During 1996, Papyrus is planning to release a number of new titles with Sierra including additional motorsport simulations.

"Papyrus has built a fantastic franchise with their NASCAR and Indy Car product lines," said Ken Williams, chairman and CEO of Sierra On-Line. "These products are excellent additions to our portfolio and fit our developing strategy of capitalizing on successful product series. I'm especially excited about the addition of a talented development group to our already strong internal development resources. I expect the Papyrus and Sierra development groups to benefit from the cross-fertilization of ideas and the sharing of technologies."

"Sierra was a natural partner for Papyrus," said Omar Khudari, co-founder and president of Papyrus Design Group, Inc. "Sierra's focus on developing quality software together with their established reputation in sports simulations were key components in our decision to join forces. Sierra has the necessary critical mass in distribution and marketing, both domestically and overseas, to enhance the worldwide success of our products." Papyrus currently distributes their products through Virgin Interactive Entertainment, Inc. in the U.S.

Founded in 1987, Papyrus has successfully focused on developing and publishing simulation games for the PC entertainment market. Employing approximately 100 people, primarily in research and development, Papyrus is located in Watertown, Massachusetts.

Founded in 1979, Sierra On-Line, Inc. is one of the original developers and largest worldwide publishers of interactive entertainment, educational and home productivity software. The company's corporate headquarters are located in Bellevue, WA.

                                      # # #

Sierra press releases are available on the Internet, via Sierra Web at http://www.sierra.com; or receive facsimiles of recent Sierra product press releases and financial disclosures via Sierra's News-On-Demand at (800) 853-7788.

[21389-0006/SB953390.025]                                                12/5/95
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